                                                                    EXHIBIT 3.16

               CERTIFICATE OF DESIGNATION, RIGHTS, AND LIMITATIONS
                   OF THE SERIES E CONVERTIBLE PREFERRED STOCK
                            OF QUANTA SERVICES, INC.

                  Quanta Services, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the Board of Directors, on October 15, 2002, adopted the following resolution creating and issuing a series of its Preferred Stock, par value $0.00001 per share:

                  RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors hereby designates 3,918,209 shares of the preferred stock par value $0.00001 per share, of the Corporation as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock"), and the powers, designations, preferences and relative, participating, optional and other rights of the Series E Preferred Stock and the qualifications, limitations and restrictions thereof, be, and the hereby are, as set forth below (the "Certificate of Designation") and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and file the Certificate of Designation with the Delaware Secretary of State:

         1. Designation. Three Million, Nine Hundred Eighteen Thousand, Two Hundred Nine (3,918,209) shares of the authorized and unissued preferred stock of the Corporation, $0.00001 par value per share, are hereby designated "Series E Convertible Preferred Stock".

         2.       Dividends.

                  (a) Preferred Dividend. Subject to the immediately following sentence and Section 2(b), no dividends shall be payable on the Series E Preferred Stock. Notwithstanding the first sentence of this Section 2(a), if after the fourth (4th) anniversary of the Original Issue Date (as defined below), the Series E Preferred Stock shall not have been converted into Common Stock pursuant to Section 6 hereof, then the Series E Preferred Stock shall accrue dividends at a rate of 8.0% per annum, when and as declared by the Board of Directors, payable in shares of Series E Preferred Stock legally available for that purpose (the "Preferred Dividend"), retroactive to the Original Issue Date; provided, that the accrual of Preferred Dividends may not cause First Reserve's (as defined below) Voting Percentage to exceed the Standstill Amount (as defined in the Securities Purchase Agreement, dated as of October 15, 2002, between the Corporation and First Reserve (the "Purchase Agreement")). In the event that the payment of Preferred Dividends to First Reserve causes First Reserve's Voting Percentage to exceed the Standstill Amount, the Preferred Dividends shall cease accruing for so long as First Reserve's Voting Percentage exceeds the Standstill Amount, and the Series E Preferred Stock shall accrue dividends in cash at a rate of 8.0% per annum (the "Cash Dividend"). In such event, and if in such event the Cash Dividends may not be payable under the terms of the Corporation's outstanding debt instruments, the Corporation shall make reasonable best efforts to obtain all required approvals necessary to permit the payment of the Cash Dividend. If First Reserve's Voting Percentage ceases to exceed the Standstill Amount, the Cash Dividend shall cease, and the Series E Preferred Stock shall again begin to accrue the Preferred Dividend. Upon the effectiveness of the Preferred Dividend, the Preferred Dividend on each share of Series E Preferred Stock shall be cumulative from the date of issuance of such share, whether or not earned, whether or not shares of the Corporation are legally available for therefor and whether or not declared by the Board of Directors, but such dividend shall be payable only when, as, and if declared by the Board of Directors. Subject to the rights of the holders of the Corporation's outstanding Series A Convertible Preferred Stock, par value $0.00001 per share (the "Series A Preferred Stock"), so long as any shares of Series E Preferred Stock shall be outstanding, (i) no dividend, whether in cash, stock or property, shall be paid or declared, nor shall any other distribution be made, on any shares of the common stock of the Corporation, par value $0.00001 per share (the "Common Stock"), or any other class or series of capital stock of the Corporation, (ii) nor shall any class or series of capital stock of the Corporation be redeemed, purchased or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to (A) agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation entered into on or before the date on which the shares of Series E Preferred Stock were first issued (the "Original Issue Date") or (B) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for the acquisition by the Corporation of a business (as defined in Rule 11-01(d) of Regulation S-X adopted by the Securities and Exchange Commission) pursuant to the Corporation's acquisition program (an "Acquisition"), in each case, until all dividends set forth in this Section 2(a) on the Series E Preferred Stock shall have been paid or declared and set apart. "Voting Percentage" has the definition set forth in the Securities Purchase Agreement. "First Reserve" means First Reserve Fund IX, L.P., a Delaware limited partnership, or a permitted transferee that is an Affiliate (as defined in the Purchase Agreement) of First Reserve under the provisions of the Investor's Rights Agreement, dated as of October 15, 2002, between First Reserve and the Corporation.

                  (b) Participating Dividend. The shares of Series E Preferred Stock shall be entitled to receive, out of any funds legally available therefor, the amount of any cash or non-cash dividends or distributions declared and paid on the shares of Common Stock, as if the shares of Series E Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions (the "Participating Dividend"); provided, however, the shares of Series E Preferred Stock shall not be entitled to receive any non-cash dividend or distribution if the number or kind of securities issuable upon conversion of the Series E Preferred Stock is adjusted under
Section 7 hereof in connection therewith. The Participating Dividend on each share of Series E Preferred Stock shall be cumulative from the date of issuance of such share, whether or not earned, whether or not the Corporation has funds legally available for therefor and whether or not declared by the Board of Directors, but such dividend shall be payable only when, as, and if declared by the Board of Directors.

                  (c) Termination of Preferred and Participating Dividends. The Preferred Dividends and Participating Dividends, except accrued and unpaid Preferred Dividends and

Participating Dividends, will terminate on the date that the Series E Preferred Stock is converted into shares of the Corporation's Common Stock.

         3.       Voting Rights.

                  (a) General. Except as set forth in Section 3(b) hereof, the Series E Preferred Stock shall have no voting rights.

                  (b) Veto Rights. So long as the outstanding shares of Series E Preferred Stock represent 10% or more of the Voting Securities, the approval by the vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series E Preferred Stock, voting together as a single class, shall be necessary before the Corporation may:

                           (i) Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any authorized but unissued shares of Series E Preferred Stock or any other class or series of capital stock senior to or on par with the Series E Preferred Stock as to dividend rights or (B) any notes or debt securities containing equity features, including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, having dividend rights on par with or senior to the Series E Preferred Stock;

                           (ii) Redeem or purchase or otherwise acquire any of its capital stock, now or hereafter issued, of any class, except for
         (A) any repurchase of shares of capital stock pursuant to any employee benefit plan adopted by the Corporation and (B) any acquisition of shares of capital stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares (1) upon termination of services to the Corporation entered into on or before the Original Issue Date or (2) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for an Acquisition;

                           (iii) Enter into a transaction or series of transactions resulting in the sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation in which the holders of the Series E Preferred Stock would receive less than the Common Stock for each share of Series E Preferred Stock held by them;

                           (iv)     Liquidate, dissolve or wind up the
         Corporation in any form of transaction; or

                           (v) Amend the Corporation's Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (whether by merger, consolidation or otherwise (including the filing of, or amending, a certificate of designation)), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions that would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred Stock (including, without limitation, an amendment or resolution to increase the number of directors of the Corporation to a number greater than 12).

         4.       Liquidation, Dissolution or Winding Up; Redemption.

                  (a) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received an amount per share (the "Series E Liquidation Preference") equal to the greater of (i) the initial purchase price of the Series E Preferred Stock plus any accrued Preferred Dividends that would have accrued pursuant to Section 2(a) hereof had such provision applied, and (ii) the amount payable if such Series E Preferred Stock had been converted into Common Stock immediately prior to any such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series E Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series E Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series E Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. Neither the merger or consolidation of the Corporation into or with another corporation or other entity nor the merger or consolidation of any other corporation or other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

                  (b)      Redemption.

                           (i) So long as any shares of Series E Preferred Stock are outstanding, the occurrence of (A) an Approved Sale, (B) the fifth (5th) anniversary of the Original Issue Date or (C) an underwritten public offering lead managed by a nationally recognized investment bank pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offering and sale of Voting Securities in which net proceeds received by the Corporation in such public offering, after all costs and expenses, including without limitation, underwriting discounts and commissions, equals or exceeds $215,000,000, and in which the price per share to the public is at least $4.40 (a "Qualified Financing"), shall be a redemption event ("Redemption Event"). Upon the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, an Approved Sale or Qualified Financing shall not be deemed to be a Redemption Event within the meaning of this Section 4(b). Upon the occurrence of a Redemption Event, if the Corporation or the holder(s) of a majority of the outstanding Series E Preferred Stock give written notice to the other (in accordance with Section 4(b)(ii) below) that such party intends to request redemption, the shares of Series E Preferred Stock shall be redeemed by the Corporation, and the holder of each share of Series E Preferred Stock shall be entitled to receive the Series E Redemption Amount (as defined below). The term "Approved Sale" shall mean (i) any sale, transfer, issuance or redemption or series of sales, transfers, issuances or redemptions (or any combination thereof) of shares of the Corporation's capital stock by the holders thereof or the Corporation, or any merger, consolidation, reclassification or other transaction, which results in any person or entity or group of affiliated persons or entities (other than the owners of the Corporation's capital stock (on a fully diluted basis) immediately prior to any such transaction or series of transactions) beneficially owning, directly or indirectly more than 50% of, respectively, the then outstanding equity securities, or the combined voting power of the then outstanding capital stock entitled to vote generally in the election of the Board of Directors, or (ii) a sale or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions (other than sales in the ordinary course of business) as the case may be, which is approved by a majority of the directors of the Corporation not designated by the holder(s) of the Series E Preferred Stock. The term "Subsidiary" shall mean any person or entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or equity interests of such person or entity are at the time owned or controlled, directly or indirectly, by the Corporation.

                           (ii) If a Qualified Financing or Approved Sale is intended to occur, the Corporation will notify each holder of Series E Preferred Stock in writing of such pending event no less than 10 days prior to the consummation thereof. Such notice will describe the material terms and conditions of such event (including, but not limited to, the amount and nature of the total consideration to be paid in connection therewith). The holder(s) of the Series E Preferred Stock shall be entitled to receive an amount per share (the "Series E Redemption Amount") equal to the higher of (i) the Original Issue Price (calculated assuming the accrual of dividends from the Original Issue
         Date), or (ii) an amount equal to the product of the then-current market price of a share of Common Stock (on any national securities exchange on which the Common Stock is then listed, or if the Common Stock is not then so listed, as determined in the good faith judgment of the Corporation's board of directors) multiplied by the number of shares of Common Stock that would have been received by the holder(s) of the Series E Preferred Stock upon conversion of the Series E Preferred Stock into Common Stock, taking into account all accrued Preferred Dividends. The "Original Issue Price" of the Series E Preferred Stock shall equal the purchase price originally paid with respect to each share plus accrued and unpaid dividends (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares). The right of redemption set forth in this Section 4(b) shall terminate upon the conversion of the Series E Preferred Stock into Common Stock. The right of the holder(s) of the Series E Preferred Stock to receive the Redemption Amount shall be explicitly subordinate to the Corporation's obligations pursuant to the terms of any indebtedness, whether secured or unsecured.

         5. Ranking. The Series E Preferred Stock shall rank equally with the Series A Preferred Stock as to the distributions of assets upon liquidation, dissolution or winding up and shall rank senior to the Common Stock on such matter.

         6. Conversion. The Corporation and holders of the Series E Preferred Stock shall have, and be subject to, the conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Subject to and in compliance with the provisions of this Section 6, any shares of Series E Preferred Stock may, at the option of the holder or the Corporation, be converted at any time following the Convertibility Date (as defined below) into fully paid and nonassessable shares of Common Stock; provided, that if the Corporation enters into a definitive agreement with respect to a Change of Control (as defined below) transaction within 60 days following the date of issuance of the Series E Preferred Stock, then the Series E Preferred Stock shall not be deemed to be convertible (or to have been converted) into Common Stock for purposes of the per share Common Stock consideration payable in connection with such Change of Control transaction; provided, further, that in the event of a Change of Control transaction within the period as specified in the proviso immediately prior to this proviso, the holder of the Series E Preferred stock shall be entitled upon consummation of such transaction to a cash payment equal to the Original Issue Price (calculated assuming the accrual of dividends from the Original Issue Date). The number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion by the holder shall be the product obtained by multiplying the Series E Preferred Stock Rate then in effect (determined as provided in Section 6(b)(iii)) times the number of shares of Series E Preferred Stock being converted by such holder. Any conversion of Series E Preferred Stock pursuant to this Section 6 shall, in the case of a conversion requested by a holder of Series E Preferred Stock, be for all, and not less than all, of the shares of Series E Preferred Stock held by such holder and, in the case of a conversion requested by the Corporation, be for all, and not less than all, of the outstanding Series E Preferred Stock.

                  (b)      Certain Definitions and Determinations. As used in
Section 6, the following terms shall have the following meanings:

                           (i) "Change of Control" shall be deemed to have occurred if (i) any Person acquires, directly or indirectly, the beneficial ownership of any voting security of the Corporation and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or (ii) individuals who on the initial issuance of the Series E Preferred Stock constitute the Corporation's Board of directors, or their successors approved in accordance with the terms below, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Corporation's stockholders of each new director was approved by vote of at least 2/3rds of the directors then still in office who were directors on the initial issuance of the Series E Preferred Stock or their successors approved in accordance with the terms hereof.

                           (ii)     "Closing Price" means on any particular date
         (A) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, (B) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, (C) if the Common Stock is not quoted on the NASDAQ, the bid price for a share of Common Stock in the over-the-counter market as reported by the National

         Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (D) if the Common Stock is no longer publicly traded, as determined by an investment banking firm selected in good faith by the Board of Directors based upon the price that would be paid by a willing buyer of the shares at issue, in a sale process designed to maximize value and attract a reasonable number of participants to provide a fair determination of such value, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as defined in Rule 12b-2 under the Securities Act of 1933) of the Corporation.

                           (iii) The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Preferred Stock Rate") shall be the quotient obtained by dividing the Original Issue Price (as defined above) by the Conversion Price, calculated as provided in Section 6(b)(v).

                           (iv) "Convertibility Date" means the later of (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, in respect of the transactions contemplated by the Purchase Agreement, and
         (ii) such time as the Corporation's stockholders have approved the conversion rights of the Series E Preferred Stock, including the issuance of Common Stock upon the conversion thereof.

                           (v) The conversion price shall initially be $3.00 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with the provisions of Section
         7. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

                  (c) Automatic Conversion Prior to Liquidation. In the event of a liquidation of the Corporation, the Conversion Rights shall be automatically exercised at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Common Stock.

                  (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fractional share of Common Stock multiplied by the Closing Price of the Common Stock on the business day immediately prior to the date on which conversion is deemed to occur (as determined in subsection 6(e)(ii) below).

                  (e)      Mechanics of Conversion.

                           (i) In order for a holder of Series E Preferred Stock to convert shares of Series E Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series E Preferred Stock, at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series E Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

                           (ii) If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Provided that the certificates of the Series E Preferred Stock have been surrendered as provided above, the Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In the event less than all shares represented by such certificate are converted, a new certificate shall be issued by the Corporation representing the unconverted shares. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (f) Reservation of Common Stock. The Corporation shall, at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available (free from preemptive rights) out of its authorized but unissued stock, for the purpose of issuing upon conversion of the Series E Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series E Preferred Stock. All shares of Common Stock so issuable shall, upon issuance, be duly and validly issued and fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (g) Notices. Any notice required herein shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  (h) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income or gross receipts) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

         7. Antidilution Adjustments. The number and kind of securities issuable upon the conversion of the Series E Preferred Stock shall be subject to adjustment, without duplication, from time to time upon the happening of certain events occurring on or after the Original Issue Date as follows:

                  (a) Adjustment for Stock Splits and Combinations. In case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of capital stock of the Corporation, the Series E Preferred Stock surrendered for conversion after the record date fixed by the Board of Directors for such subdivision, combination, dividend, distribution or reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation that, if this Series E Preferred Stock had been converted immediately prior to such record date at the Conversion Price then in effect, such holder would have been entitled to receive by virtue of such subdivision, combination, dividend, distribution or reclassification; and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made successively whenever any of the events listed above shall occur.

                  (b) Adjustment for Dividends and Distributions. In case the Corporation shall pay a dividend or make a distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately prior to such record date and (B) the denominator shall be the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

                  (c) Adjustment for Rights to Acquire Common Stock Below Market Price. Subject to Section 7(m) below, in case the Corporation shall issue to all holders of Common Stock rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined pursuant to Section 7(h) below), the Conversion Price in effect from and after the record date therefor shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and (ii) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this Section 7(c), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon (or in connection with) the exercise of such securities for Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. In case such rights or warrants are not issued after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

                  (d) Adjustment for Distribution of Debt or Assets. In case the Corporation shall distribute to all holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of its indebtedness or assets (excluding shares of capital stock of the Corporation and cash dividends out of retained earnings), or rights to subscribe for Common Stock at a price less than the current market price per share (excluding those referred to in Section 7(c) above), then in each such case the Conversion Price in effect from and after the record date therefor shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the current market price per share (determined as provided in Section 7(h) below) of the Common Stock on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one share of Common Stock and (ii) the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made successively whenever any such a record date is fixed. In case such distribution is not made after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

                  (e) Adjustment for Sales of Common Stock Below Market Price (But Above Conversion Price). If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 7(a) through 7(d) above) at a price per share less than the current market price per share of Common Stock but above the Conversion Price in respect of the Series E Preferred Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price by a fraction of which (i) the numerator shall be (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the current market price and (2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the current market price.

                  (f) Adjustment for Sales of Common Stock Below Conversion Price. If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 7(a) through 7(e) above) at a price per share less than the Conversion Price, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price times a fraction of which (i) the numerator shall be (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Conversion Price and
(2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the Conversion Price.

                  (g)      Certain Determinations.

                           (i) In case the Corporation shall issue any security or evidence of indebtedness that is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other rights to subscribe for or purchase Common Stock or any Convertible Security (together with Convertible Securities, "Common Stock Equivalent"), or if, after any such issuance, the price per share for which such additional shares of Common Stock may be issuable thereunder is amended, then, for purposes of Sections 7(e) and (f), (A) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) shall be deemed to have been issued as of the earlier of
         (1) the date on which the Corporation shall enter into a firm contract for the issuance of such Common Stock Equivalent or (2) the date of actual issuance of such Common Stock Equivalent, and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the Conversion Price shall be made under this paragraph upon the issuance or deemed issuance of any shares of Common Stock pursuant to the exercise of any conversion or exchange rights of any Convertible Security or pursuant to the exercise of any warrants, options, or other subscription or purchase rights, if any adjustments shall previously have been made in the Conversion Price then in effect upon the issuance of such Convertible Securities, warrants, options or other rights pursuant hereto.

                           (ii) The following provisions shall be applicable to making of adjustments in the Conversion Price hereinbefore provided in Sections 7(c), (d), (e) and (f):

                                    (A)      The consideration received by the
                           Corporation shall be deemed to be the following:

                                             (1)      (x) To the extent that any
                                    additional shares of Common Stock or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Corporation therefor, or,
                                    (y) if such additional shares of Common
                                    Stock or Common Stock Equivalents are
                                    offered by the Corporation for subscription, the subscription price, or, (z) if such additional shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof;

                                             (2)      To the extent that such
                                    issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. In any case in which the consideration to be received or paid shall be other than cash, the Board of Directors of the Corporation shall notify promptly each holder of the Series E Preferred Stock of its determination of the fair market value of such consideration;

                                             (3)      The consideration for any
                                    additional shares of Common Stock issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Corporation for issuing such Common Stock Equivalents, plus the additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Common Stock Equivalents; and

                                             (4)      In case of the issuance at
                                    any time of any additional shares of Common
                                    Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such additional shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied.

                                    (B)      Upon the expiration of the right to
                           convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Conversion Price, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, (1) the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, (2) the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 7 after the issuance of such Common Stock Equivalent) had the adjustment of the Conversion Price made upon the issuance or sale of such Common Stock Equivalent been made on the basis of the issuance only of the number of additional shares of Common

                           Stock actually issued upon exercise, conversion or exchange of such Common Stock Equivalent, and (3) thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as in clause
                           (A) above) shall be deemed to have been received by the Corporation.

                           (iii) The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its subsidiaries.

                           (iv) No adjustments of the Conversion Price shall be made pursuant to Sections 7(c), (e) and (f) upon the issuance of shares of Common Stock that are issued pursuant to (x) any employee benefit plan, program or policy approved by the Board of Directors of the Corporation, including thrift plans, stock purchase plans, stock bonus plans, stock options plans, employee stock ownership plans or other incentive or profit sharing arrangements, for the benefit of employees, officers or directors of the Corporation or its "affiliates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) or (y) Acquisitions made by the Corporation.

                  (h) Current Market Price. For the purpose of any computation under Sections 7(c), (d) and (e) above, the current market price shall be deemed to be the following:

                           (i) With respect to a bonafide underwritten public offering, the offering price agreed to by the underwriter;

                           (ii) With respect to binding agreements made by the Corporation to issue shares of Common Stock for a price that is (A) determined as of the date of the agreement with reference to a market price contemporaneous with the date of the binding agreement and (B) without full adjustment to the Closing Price on the day of issuance, the price as determined by such binding agreement; or

                           (iii) With respect to all other situations, the average of the daily Closing Prices for 30 consecutive trading days commencing 45 trading days before the date in question.

                  (i)      Deferral of Share Issuance. In any case in which this
Section 7 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (i) issuing to the holder of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(d) above. In lieu of the shares the issuance of which is deferred pursuant to this
Section 7(i), the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive such shares promptly after the occurrence of such event.

                  (j) De Minimis Adjustments. Any adjustment in the Conversion Price otherwise required by this Section 7 to be made may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this Section 7 and not theretofore made) would not require an increase or decrease of more than 1% in such price, but in the case of an adjustment required as a result of a dividend or distribution on any class of capital stock of the Corporation in shares of Common Stock, such adjustment must be made no later than the earlier of (a) 3 years after the date of the stock dividend or distribution or (b) the date as of which the aggregate stock dividends or distributions for which adjustment of the Conversion Price has not previously been made total at least 3% of the issued and outstanding capital stock of the Corporation with respect to which such stock dividends or distributions were made. All calculations under this Section 7 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (k) Applicability to Other Shares. In case at any time, as a result of an adjustment made pursuant to Section 7(a)(iii) or (iv) above, the holders of the Series E Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number and kind of such other shares so receivable upon conversion of Series E Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in clauses (a) to (g), inclusive, above, and the other provisions of this Section 7 with respect to the Common Stock shall apply on like terms to any such other shares.

                  (l) Board Determinations. The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this
Section 7, as shall be determined by the Board of Directors to be advisable to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 7, and (absent manifest error by the Board of Directors) its action in so doing shall be final and conclusive.

                  (m) Rights Plan. With respect to any stockholder rights plan (the "Rights Plan") pursuant to which "rights" would be issued or issuable to stockholders of the Corporation, no adjustment shall be made to the Conversion Price as a result of such Rights Plan in the event that an appropriate amount of "rights" are either (i) reserved for issuance in connection with the issuance of Conversion Shares to the holders of Series E Preferred Stock or (ii) are issued to holders of Series E Preferred Stock on an as converted basis. Unless rights are so issued pursuant to clause (ii) of this
Section 7(m), if and when the rights become exercisable, an appropriate adjustment to the Conversion Price in accordance with the terms of the Rights Plan shall be made pursuant to this Section 7.

                  (n) Notices of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of shares of Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to Section 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of Series

E Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including (without limitation) a statement of (i) the consideration received or deemed to be received by the Corporation for any additional securities issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of additional securities and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred Stock.

                  (o) Notices of Record Date. Upon the fixing by the Board of Directors of a record date for the purpose of determining the holders of any class of securities who are entitled to receive any dividend or other distribution, including, but not limited to in connection with any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send to each holder of the Series E Preferred Stock at least 20 calendar days prior to the record date specified therein a notice specifying (A) the record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                 THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK.

         IN WITNESS WHEREOF, QUANTA SERVICES, INC. has caused this Certificate of Designation to be executed on its behalf by its Vice President, General Counsel and Secretary, and attested to by its Assistant Secretary, this 20th day of December, 2002.

                                    QUANTA SERVICES, INC.

                                    By:    /s/ DANA A. GORDON

                                    Name:  Dana A. Gordon

                                    Title: Vice President, General Counsel
                                           and Secretary

                  THE UNDERSIGNED, the Assistant Secretary of Quanta Services, Inc. hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Designation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.

                                    By:    /s/ PAMELA L. KUNKEMOELLER

                                    Name:  Pamela L. Kunkemoeller

                                    Title: Assistant Secretary

                                SIGNATURE PAGE TO
                           CERTIFICATE OF DESIGNATION